Detailed Explanation of Answers to 72AA to 72CC
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     During the fiscal year ended  December  31,  2001,  purchases  and sales of investment securities were $720,838 and $878,865, respectively. The primary stockholder of ZMA as well as members of the primary stockholder's family, in the form of Trusts, constitute 100% of the Fund's ownership. During the fiscal year ended December 31, 2001, the Fund recorded realized losses of $255,791 for the financial statement purposes and $53,942 realized gains for income tax purposes.

     At December 31, 2001, the Fund's investment portfolio had a net unrealized loss of $269,655 for financial statement purposes, with the market value of securities transferred in during the initial year constituting the Fund's basis in the marketable securities.

     At December 31, 2001, the composition of unrealized appreciation (the excess of value over tax cost) and depreciation (the excess of tax cost over value) was as follows:

         Appreciation     (Depreciation)      Net Appreciation (Depreciation)
         ------------     --------------      -------------------------------
           1,448,569         (207,625)                   1,240,944